FLAGSTAR BANCORP, INC.
2006 EQUITY INCENTIVE PLAN

TARP RESTRICTED STOCK AWARD AGREEMENT
This TARP Restricted Stock Award Agreement (this “Agreement”) is effective [               ], 2012 (the “Grant Date”) by and between Flagstar Bancorp, Inc., a Michigan corporation (the “Company”) and ___________________ (the “Grantee”).
Whereas, the Company sponsors and maintains the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (the “Plan”); and
Whereas, the Grantee, as an Eligible Person, has been selected by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to receive a grant of Restricted Stock under the Plan;
Now, therefore, the Company and the Grantee hereby agree as follows:
Section 1. General. This Agreement and the Restricted Stock granted hereunder are subject in all respects to the terms and conditions of the Plan. The Grantee shall have no direct or secured claim in any specific assets of the Company or any stock which may be issued to Grantee hereunder and will have the status of a general unsecured creditor of the Company. Capitalized terms used in this Agreement without further definition shall have the same meanings given to such terms in the Plan.
Section 2. Grant of Restricted Stock. The Company hereby awards to the Grantee, as of the Grant Date, __________ shares of Restricted Stock corresponding to shares of the Company common stock, $0.01 par value (the “Common Stock”).
Section 3. Vesting. The Restricted Stock awards granted by the Company hereunder shall vest in two installments. The first two-thirds of the Restricted Stock award shall vest on [               ], 2014. The remaining third of the Restricted Stock award shall vest on [               ], 2015. Notwithstanding anything to the contrary in this Agreement of the Plan, the Restricted Shares shall vest immediately only upon your death or disability or a change in control of the Company as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or in 26 CFR 1.409A-3(i)(5)(i). If your employment is voluntarily or involuntarily terminated prior to the vesting date of all of your Restricted Stock, your unvested Restricted Stock shall be forfeited in accordance with the Plan.
Section 4. Withholding Taxes. Based on current tax laws, you will not be taxed on your Restricted Stock until they vest. At the time of vesting, the Company will treat the Market Value of the vested Restricted Stock as compensation taxable to you as ordinary income, unless you have an 83(b) election, as described below. The Market Value will be based on the average of the highest and lowest selling prices of the Company’s common stock on the vesting date.

Grantee acknowledges and accepts that award of Restricted Stock grants hereunder may result in application of the Alternate Minimum Tax and that estate and/or other taxes may apply with respect to the award of Restricted Stock grants hereunder in the event of Grantee’s death. Grantee understands he or she should seek tax advice regarding this award and any shares issuable hereunder.
You may make an election under Section 83(b) of the Internal Revenue Code (the Code) to include in your gross income in the year of this Award the amount specified in Section 83(b) of the Code. If you make such an election, you must notify the Company in writing within 10 days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.
You acknowledge that it is your sole responsibility and not the Company’s to timely file the election under Section 83(b) of the Code, even if you request the Company or its representatives to make this filing on your behalf.
Before any Restricted Stock may be issued, you must satisfy your obligation for federal, state and local tax withholding on the Restricted Stock (the Restricted Withholding). You hereby irrevocably elect to satisfy this obligation by allowing the Company to withhold an amount of Restricted Stock from this award having a value equal to the amount required to be withheld. The value of the Restricted Stock to be withheld shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined. If you make an election under Section 83(b) of the Code, you must remit to the Company an amount sufficient to satisfy all Restricted Withholding at the time of your election. Your failure to timely submit the Restricted Withholding may result in forfeiture of your Restricted Stock.
Subject to your obligation to remit an amount sufficient to satisfy all Restricted Withholding if you make an election under Section 83(b) of the Code, you hereby acknowledge and agree that you are responsible for determining your tax obligations as a result of the transactions contemplated by this Agreement.
Section 5. Issuance of Shares. The Restricted Stock shall be held in escrow by the Secretary of the Company until such time as the Restricted Stock vest or are forfeited. Upon the vesting of such Restricted Stock and the satisfaction of the other terms and conditions of this Agreement, the Company will issue shares of stock net of applicable taxes to Grantee. The net number of shares will be deposited into a dividend reinvestment plan in the name of the Grantee, held by the Company’s transfer agent, Registrar and Transfer.
Section 6. Rights While Shares Are Restricted. While your Restricted Stock remains unvested, you will not be entitled to any dividends paid on the Restricted Stock or to any voting rights.
Section 7. Non‑Transferability of Restricted Stock Grants.
(a)Until the date your Restricted Stock become vested, you may not assign or otherwise transfer the Restricted Stock except as provided in the Plan. Once your Restricted

Stock vest, you may not be able to immediately sell your shares depending on securities laws and the transferability schedule set forth in (b) below. Any inability to sell or transfer the Restricted Stock will not relieve you of the obligation to pay any required withholding taxes at the time of vesting (see discussion above under “Withholding Taxes”).
(b)Notwithstanding anything to the contrary in this Agreement or the Plan, the shares of stock shall not become transferable (as defined in 26 CFR 1.83-3(d)) at any time earlier than permitted under the following schedule (except as necessary to reflect a merger or acquisition of the Company):
(i)    25% of the shares of stock at the time of repayment of 25% of the aggregate financial assistance received under the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”);
(ii)    an additional 25% of the shares of stock (for an aggregate of 50% of the share of stock) at the time of repayment of 50% of the aggregate financial assistance received under TARP;
(iii)    an additional 25% of the shares of stock (for an aggregate of 75% of the share of stock) at the time of repayment of 75% of the aggregate financial assistance received under TARP; and
(vi)    the remainder of the shares of stock at the time of repayment of 100% of the aggregate financial assistance received under TARP.
Section 8. Miscellaneous Provisions.
(a)No Retention Rights. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her employment or service at any time and for any reason, with or without cause.
(b)Antidilution. In the event that any change in the outstanding shares of Common Stock of the Company (including an exchange of Common Stock for stock or other securities of another corporation) occurs by reason of a Common Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate changes, other than for consideration received by the Company therefore, the number of shares of stock granted hereunder may be appropriately adjusted by the Compensation Committee in its sole and absolute discretion, whose determination shall be conclusive, final and binding; provided, however that fractional shares shall be rounded to the nearest whole share. In the event of any other change in the Common Stock, the Compensation Committee shall in its sole discretion determine whether such change equitably requires a change in the number or type of shares of stock granted hereunder and any adjustment made by the Compensation Committee shall be conclusive, final and binding.
(c)Plan. The provisions of the Plan are incorporated by reference into these terms and conditions. To the extent any provision of this Agreement conflicts with the Plan, the terms of the Plan shall govern. Grantee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the Plan and is familiar with the terms and provisions thereof. Grantee hereby accepts this Agreement and the terms of the Plan.
(d)Notices. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address most recently provided by the Grantee to the Company.
(e)Entire Agreement; Amendments. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. The Compensation Committee shall have authority, subject to the express provisions of the Plan, to interpret this Agreement and the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to modify the terms and provisions of this Agreement, and to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem necessary or desirable to carry it into effect. All action by the Compensation Committee under the provisions of this paragraph shall be final, conclusive and binding for all purposes.
(f)Forfeiture. Notwithstanding anything to the contrary in this Agreement or the Plan, following the Grantee’s termination of employment or other service with the Company, if Grantee violates any post‑termination obligation to the Company or any subsidiary, irrespective of whether the post‑termination agreement is enforceable under applicable law, immediately upon demand by the Company, the Grantee shall return to the Company the proceeds resulting from this Agreement to the extent received by the Grantee on or after one year prior to the Grantee’s date of such termination.
(g)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.
(h)Successors. This Agreement is personal to the Grantee and, except as otherwise provided above, shall not be assignable by the Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Grantee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. It shall not be assignable by the Company except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.
(i)Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion hereof, which remaining provision or portion hereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion hereof eliminated.
(j)Headings. The headings and captions in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.
(k)TARP Restrictions. Compensation under this Agreement is subject to application regulations issued by the U.S. Department of the Treasury and application requirements of agreements between the Company and the U.S. government, as the same are in effect from time to time. You may receive compensation under this Agreement only to the extent that it is consistent with those regulations and requirements.
This Agreement is executed by the Company and the Grantee as of the date and year first written above.
FLAGSTAR BANCORP, INC.

By:
Christine M. Reid, Secretary

GRANTEE

Signature of Recipient

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Print Name

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Date